                       THORATEC LABORATORIES CORPORATION

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 12, 2000

TO THE SHAREHOLDERS OF THORATEC LABORATORIES CORPORATION

     NOTICE IS HEREBY GIVEN, that an Annual Meeting of Shareholders of Thoratec Laboratories Corporation, a California corporation ("Thoratec" or our "Company"), will be held on Friday, May 12, 2000 at 9:30 a.m., Pacific time, at our Company's headquarters at 6035 Stoneridge Drive, Pleasanton, California 94588 for the following purposes:

     1. To elect directors to serve for the ensuing year and until their successors are elected.

     2. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only shareholders of record at the close of business on April 6, 2000 are entitled to notice of and to vote at the meeting and any adjournments thereof.

     All shareholders are cordially invited to attend the meeting in person. Any shareholder attending the meeting may vote in person even if such shareholder previously signed and returned a Proxy.

                                          FOR THE BOARD OF DIRECTORS

                                          D. Keith Grossman
                                          Chief Executive Officer and President

Pleasanton, California
April 11, 2000

--------------------------------------------------------------------------------

        WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE,
   DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES.
--------------------------------------------------------------------------------

                       THORATEC LABORATORIES CORPORATION
                            ------------------------

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF SHAREHOLDERS

     The enclosed Proxy is solicited on behalf of the Board of Directors (the "Board") of Thoratec Laboratories Corporation ("Thoratec" or our "Company") for use at our Company's Annual Meeting of Shareholders (the "Annual Meeting") to be held Friday, May 12, 2000 at 9:30 a.m., Pacific time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at our headquarters which is located at 6035 Stoneridge Drive, Pleasanton, California 94588. The telephone number at that address is (925) 847-8600.

     These proxy solicitation materials were mailed on or about April 11, 2000 to all shareholders entitled to vote at the Annual Meeting.

                 INFORMATION CONCERNING SOLICITATION AND VOTING

RECORD DATE AND SHARES OUTSTANDING

     Shareholders of record at the close of business on April 6, 2000 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting. At the Record Date, 20,630,385 shares of our Company's common stock (our "Common Stock") were issued, outstanding and entitled to vote at the Annual Meeting.

REVOCABILITY OF PROXIES

     Any Proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of our Company a written notice of revocation or a duly executed Proxy bearing a later date or by attending the Annual Meeting and voting in person.

VOTING AND SOLICITATION

     Every shareholder voting for the election of directors may exercise cumulative voting rights and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder's shares are entitled, or distribute such shareholder's votes on the same principle among as many candidates as the shareholder may select, provided that votes cannot be cast for more than seven candidates. However, no shareholder shall be entitled to cumulate votes unless the candidate's name has been placed in nomination prior to the voting and the shareholder, or any other shareholder, has given notice at the meeting prior to the voting of the intention to cumulate votes. On all other matters each share is entitled to one vote on each proposal or item that comes before the Annual Meeting.

     We intend to include abstentions and broker non-votes as present or represented for purposes of establishing a quorum for the transaction of business. However, abstentions are counted as votes against a proposal for purposes of determining whether or not a proposal has been approved, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

     Solicitation of proxies may be made by directors, officers and other employees of our Company by personal interview, telephone, facsimile or other method. No additional compensation will be paid for any such services. Costs of solicitation, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any other information furnished to the shareholders, will be borne by us. We may reimburse the reasonable charges and expenses of brokerage houses or other nominees or fiduciaries for forwarding proxy materials to, and obtaining authority to execute proxies from, beneficial owners for whose account they hold shares of Common Stock.

                                  PROPOSAL ONE

                             ELECTION OF DIRECTORS

NOMINEES

     Seven directors are to be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the seven nominees named below. All of the nominees named below are presently directors of our Company and there is currently one vacancy on the Board. In March 2000, Mr. Christy Bell retired from the Board. In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the Board to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner in accordance with cumulative voting as will ensure the election of as many of the nominees listed below as possible. In such event, the specific nominees for whom such votes will be cumulated will be determined by the proxy holders. The term of office for each person elected as a director will continue until the next Annual Meeting of Shareholders or until his successor has been elected and qualified. It is not expected that any nominee will be unable or will decline to serve as a director.

     The name of and certain other information regarding each nominee is set forth in the table below.

                                                                                              DIRECTOR
            NAME OF NOMINEE              AGE            POSITION WITH THE COMPANY              SINCE
            ---------------              ---            -------------------------             --------
J. Donald Hill(1)......................  63     Director and Chairman of the Board              1976
D. Keith Grossman......................  39     Director, President and Chief Executive         1996
                                                Officer
Howard E. Chase(2).....................  63     Director                                        1986
J. Daniel Cole(2)......................  53     Director                                        1997
William M. Hitchcock(2)................  60     Director                                        1996
George W. Holbrook, Jr.(1).............  68     Director                                        1995
Daniel M. Mulvena(1)...................  51     Director                                        1997

---------------
(1) Member of Compensation and Option Committee

(2) Member of Audit Committee

     There is no family relationship between any of the directors or executive officers of the Company.

     D. KEITH GROSSMAN, PRESIDENT, CHIEF EXECUTIVE OFFICER AND DIRECTOR, joined our Company as President and Chief Executive Officer in January 1996. He was elected to the Board of Directors in February 1996. Prior to joining us, Mr. Grossman was a Division President of Major Pharmaceuticals, Inc., from June 1992 to September 1995, at which time it was sold. From July 1988 to June 1992, Mr. Grossman served as the Vice President of Sales and Marketing for Calcitek, Inc., a manufacturer of implantable medical devices, and division of Sulzermedica (formerly Intermedics, Inc.). Prior to 1988, Mr. Grossman held various other sales and marketing management positions within the McGaw Laboratories Division of American Hospital Supply Corporation.

     HOWARD E. CHASE became a director of our Company in November 1986. Mr. Chase has been President and CEO of Carret Holdings, Inc. (formerly Matrix Global Investments, Inc.) since June 1999. Mr. Chase served as President and CEO of Trident Rowan Group, Inc. ("TRGI") from September 1995 to March 1998 and Chairman of the Board of TRGI from March 1998 to December 1999. From 1984 to August 1995, Mr. Chase was a partner in the law firm of Morrison Cohen Singer & Weinstein, LLP in New York City. He acted as an advisor and as a special counsel to our Company from 1979 to 1995. Mr. Chase also serves as a member of the board of directors of Trident Rowan Group, Inc. and Moto Guzzi Corporation.

     J. DANIEL COLE became a director of our Company in June 1997. Mr. Cole has been a general partner of the Spray Venture Fund of Boston since March 1997. Mr. Cole was President and Chief Operating Officer of SciMed Life Systems Corporation from March 1993 to March 1995, and Senior Vice President and Group

President of Boston Scientific Corporation's vascular business from March 1995 to March 1997. He has also held a number of senior executive positions at Baxter Healthcare Corporation, including President of its Edwards Less Invasive Surgery Division and its Critical Care Division. Mr. Cole also serves as a member of the board of directors of SurVivaLink.

     J. DONALD HILL, M.D. has been a director of our Company since its inception and is one of our significant shareholders. In January 1995, Dr. Hill became Chairman of the Board of Directors. Dr. Hill is the director of the heart transplant program at California Pacific Medical Center in San Francisco where he has been a practicing cardiovascular surgeon since 1966.

     WILLIAM M. HITCHCOCK became a director of our Company in September 1996. In December 1996, Mr. Hitchcock became President and director of Avalon Financial, Inc. From May 1992 to December 1996, Mr. Hitchcock was President of Plains Resources International Inc., a wholly owned subsidiary of Plains Resources Inc. Mr. Hitchcock also serves as a member of the board of directors of Plains Resources Inc., Oshman's Sporting Goods, Inc., and Maxx Petroleum, Ltd.

     GEORGE W. HOLBROOK, JR. became a director of our Company in June 1995. Since 1984 Mr. Holbrook has been the Managing Partner of Bradley Resources Company, a private investment partnership. Mr. Holbrook is also a director of Merrill Lynch Institutional Fund, Inc., and several associated funds.

     DANIEL M. MULVENA became a director of our Company in May 1997. Mr. Mulvena is the founder and owner of Commodore Associates, a consulting company. Mr. Mulvena was Group Vice President of the Cardiac/Cardiology Division and a member of the operating committee for Boston Scientific Corporation from February 1992 to May 1995. Prior to that, he was the President and Chief Executive Officer and Chairman of Lithox Systems, Inc. Prior to that, Mr. Mulvena held a number of executive positions, including President of the Implants Division and President of the Cardiosurgery Division, at C.R. Bard, Inc. Mr. Mulvena also serves as a member of the board of directors of Echocath, Inc., Magna-Lab Inc., Zoll Medical Corporation and Cambridge Heart, Inc.

BOARD MEETINGS AND COMMITTEES

     The Board held a total of four meetings during 1999. No director attended fewer than 75 percent of the aggregate of all meetings of the Board and of the committees upon which such director served.

     During 1999 and through March 2000, the Audit Committee consisted of Messrs. Bell, Chase and Hitchcock, with Mr. Chase serving as Chairman. Mr. Bell retired from the Board in March 2000 and Mr. Cole replaced him on the audit committee. The principal functions of the Audit Committee are to recommend engagement of our Company's independent auditors, to consult with our Company's auditors concerning the scope of the audit and to review with them the results of their examination, to review and approve any material accounting policy changes affecting our Company's operating results and to review our Company's financial control procedures and personnel. The Audit Committee held one meeting during 1999.

     The Compensation and Option Committee currently consists of Messrs. Holbrook and Mulvena, and Dr. Hill, with Mr. Mulvena serving as Chairman. The Compensation and Option Committee reviews and recommends to the Board compensation and benefits for our executive officers and management. The Compensation and Option Committee held three meetings during 1999.

     The Board does not have a nominating committee.

BOARD COMPENSATION

     Directors receive reimbursement for travel and other expenses directly related to their activities as directors. Outside directors are paid $2,500 per meeting held in person and $500 per quarter for committee meetings. In addition, with prior approval of the Chairman, consulting fees of $1,500 per day for the first full day and $1,000 per day thereafter may be paid. Outside directors are eligible to participate in our 1996 Nonemployee Directors Stock Option Plan.

     A total of 350,000 shares of our Common Stock have been reserved for issuance under the Directors Option Plan. The Directors Option Plan provides for the automatic granting of nonqualified stock options to directors of our Company who are not employees of our Company or any parent or subsidiary of our Company and who have not been an employee of our Company or any parent or subsidiary of our Company in the previous 12 months ("Eligible Outside Directors"). Each person who is newly elected or appointed as an Eligible Outside Director on or after the meeting of shareholders in 1999 will be granted options to purchase a total of 15,000 shares of Common Stock in equal quarterly installments on the effective date of such initial election or appointment (the "Initial Grants"). Each year, each Eligible Outside Director (including the existing outside directors) generally will be granted options to purchase a total of 7,500 shares of Common Stock in equal quarterly installments beginning on the date of the first meeting of the Board of Directors following the annual shareholders meeting (the "Annual Grants"). In any event, both the Initial Grants and the Annual Grants will be made no later than August 31, November 30, February 28, or May 31 of the relevant year. As of March 22, 2000, options to purchase 149,165 shares have been granted, of which 15,625 have been exercised. We currently have six nonemployee directors who are eligible to participate in the Directors Option Plan, all of whom have been nominated for election at the Annual Meeting. The exercise price of the options in all cases is equal to the fair market value of Common Stock on the grant date. Each option granted after May 1999 pursuant to the Directors Option Plan expires five years after the date of grant or earlier in the event of the termination of the director's service on the Board. Each option granted after May 1999 under the Directors Option Plan is exercisable immediately after the date of grant with our Company retaining the right to repurchase any stock acquired upon exercise. Such right of repurchase shall expire at the rate determined by our Company. In the event of acquisition of our Company by a merger, consolidation, sale of all or substantially all our Company's assets or acquisition of our Company's shares, such right of repurchase shall lapse with respect to twice the number of shares still subject to the right of repurchase. The Board may waive the directors fees in any given year and have the exercise price of options granted under the Directors Option Plan reduced by the amount of the fees so waived.

     For 1999 Dr. Hill and Messrs. Bell, Chase, Cole, Hitchcock, Holbrook and Mulvena received compensation of $11,500, $10,500, $10,500, $7,500, $10,500,
$8,500, and $7,500, respectively. Each nonemployee director was granted options pursuant to the 1996 Directors Stock Option Plan to purchase 1,875 shares of Common Stock each on May 14, 1999, August 13, 1999, and November 18, 1999 with an exercise price of $8.81 per share, $9.00 per share, and $6.13 per share, respectively.

                                   MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of March 10, 2000 (i) by each of our directors,
(ii) by each Named Executive Officer, (iii) by all directors and executive officers as a group, and (iv) by each person who is known by us to own beneficially more than 5% of our Common Stock.

                                                                NUMBER OF SHARES         PERCENT OF SHARES
                    NAME AND ADDRESS(1)                       BENEFICIALLY OWNED(2)    BENEFICIALLY OWNED(2)
                    -------------------                       ---------------------    ---------------------
Gambro, Inc. (formerly COBE Laboratories, Inc)..............        3,708,077                  18.0%
Peter R. Kellogg............................................        2,328,450                  11.3
State of Wisconsin Investment Board.........................        1,549,800                   7.5
J. Donald Hill(3)...........................................        1,421,953                   6.9
Sulzer Medica USA Inc.......................................        1,074,074                   5.2
George W. Holbrook, Jr.(4)..................................          461,392                   2.2
Bradley Resources Company(4)................................          433,059                   2.1
James R. McGoogan(4)........................................          433,059                   2.1
William M. Hitchcock(5).....................................          382,073                   1.9
D. Keith Grossman(6)........................................          254,833                   1.2
Howard E. Chase(7)..........................................          110,555                     *
David J. Farrar(8)..........................................          103,314                     *
Donald A. Middlebrook(9)....................................           89,125                     *
Cheryl D. Hess(10)..........................................           74,506                     *
Thomas E. Burnett, Jr.(11)..................................           73,125                     *
J. Daniel Cole(12)..........................................           70,000                     *
Daniel M. Mulvena(13).......................................           30,000                     *
Directors and Executive Officers as a Group (12
  persons)(14)..............................................        3,139,001                  14.6%

---------------
  *  Less than one percent

 (1) The address of the persons set forth above is the address of our Company appearing elsewhere in this Proxy Statement.

 (2) Applicable percentage ownership for each shareholder is based on 20,623,052 shares of Common Stock outstanding as of March 10, 2000, together with applicable options for such shareholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to the shares. Beneficial ownership also includes shares of stock subject to options and warrants exercisable or convertible within 60 days of March 10, 2000. Shares of Common Stock subject to outstanding options are deemed outstanding for computing the percentage of ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person. Except pursuant to applicable community property laws or as indicated in the footnotes to this table, to our knowledge, each shareholder identified in the table possesses sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such shareholder.

 (3) Includes 110,555 shares issuable upon exercise of options exercisable within 60 days of March 10, 2000.

 (4) Bradley Resources Company is an investment partnership which owns 433,059 shares. George W. Holbrook, Jr., a director of our Company, is a general partner of Bradley Resources Company and is deemed to share beneficial ownership of such shares with Mr. James R. McGoogan, a general partner of Bradley Resources Company. Includes, in Mr. Holbrook's number only, 28,333 shares issuable upon exercise of options within 60 days of March 10, 2000.

 (5) Includes 28,333 shares issuable upon exercise of options exercisable within 60 days of March 10, 2000.

 (6) Includes 245,833 shares issuable upon exercise of options exercisable within 60 days of March 10, 2000.

 (7) Includes 110,555 shares issuable upon exercise of options exercisable within 60 days of March 10, 2000.

 (8) Includes 78,958 shares issuable upon exercise of options exercisable within 60 days of March 10, 2000.

 (9) Includes 88,125 shares issuable upon exercise of options exercisable within 60 days of March 10, 2000.

(10) Includes 17,708 shares issuable upon exercise of options exercisable within 60 days of March 10, 2000.

(11) Includes 69,125 shares issuable upon exercise of options exercisable within 60 days of March 10, 2000.

(12) Includes 30,000 shares issuable upon exercise of options exercisable within 60 days of March 10, 2000.

(13) Includes 30,000 shares issuable upon exercise of options exercisable within 60 days of March 10, 2000.

(14) Includes 890,650 shares issuable upon exercise of options exercisable within 60 days of March 10, 2000.

EXECUTIVE COMPENSATION

     The following table sets forth certain summary information concerning the compensation received for services rendered to our Company during 1997, 1998 and 1999 by the Chief Executive Officer of our Company and each of the four additional most highly compensated executive officers (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                           LONG-TERM      ALL OTHER COMPENSATION
                                                                          COMPENSATION   -------------------------
                                                                          ------------   LIFE INSURANCE
                                           ANNUAL COMPENSATION             SECURITIES       PREMIUMS
                                  -------------------------------------    UNDERLYING     PAID BY THE
  NAME AND PRINCIPAL POSITION     YEAR    SALARY     BONUS     OTHER(1)    OPTIONS(#)      COMPANY(5)       OTHER
  ---------------------------     ----   --------   --------   --------   ------------   --------------    -------
D. Keith Grossman(2)............  1999   $214,362   $107,569   $    --      120,000          $ 617         $ 2,400
  Chief Executive Officer,        1998    192,750    131,070        --      100,000            216           2,400
  President and Director          1997    183,997     41,125        --      333,333            216           2,375
Thomas E. Burnett, Jr.(3).......  1999    158,318     57,614        --       70,000            451           1,204
  Senior Vice President,          1998    139,778     83,167        --       52,500            216             861
  Chief Operating Officer         1997    131,298     30,188        --       40,000            216             767
David J. Farrar(3)..............  1999    152,598     58,674        --       60,000            439           2,400
  Vice President -- Research      1998    136,856     73,287        --       52,500            216           2,400
  and Development                 1997    130,649     28,000        --       40,000            216           2,290
Cheryl D. Hess(3)...............  1999    156,588     57,108        --       60,000            451           2,400
  Chief Financial Officer, Vice   1998    139,778     76,930        --       52,500            216           2,400
  President -- Finance and
  Secretary                       1997    131,298     33,688        --       40,000            216           2,375
Donald A. Middlebrook(4)........  1999    152,473     43,437        --       60,000            439           2,400
  Vice President -- Regulatory    1998    137,808     66,417        --       52,500            216           2,400
  Affairs/Quality Assurance       1997    131,298     32,375        --       40,000            216          68,462

---------------
(1) In accordance with the rules of the Securities and Exchange Commission, other annual compensation in the form of perquisites and other personal benefits has been omitted where the aggregate amount of such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total annual salary and bonus for the Named Executive Officer for the year.

(2) Not included in the 1997 Securities Underlying Options number are 140,000 options issued to Mr. Grossman in 1997 and canceled later in the year. Other compensation in 1997, 1998, and 1999 represents employer contributions to a 401(k) retirement plan.

(3) Other compensation in 1997, 1998, and 1999 represents employer contributions to a 401(k) retirement plan.

(4) Other compensation in 1997 represents $56,087 for reimbursed relocation expenses, $10,000 for a signing bonus and $2,375 for employer contribution to a 401(k) retirement plan. Other compensation in 1998 and 1999 represents employer contributions to a 401(k) retirement plan.

(5) Amount represents premiums paid by our Company for term life insurance for the benefit of the Named Executive Officer.

OPTION GRANTS

     The following table provides information concerning grants of options to purchase our stock made to each of the Named Executive Officers during 1999. No stock appreciation rights were granted to these individuals during 1999.

                             OPTION GRANTS IN 1999

                                                                                       POTENTIAL REALIZED
                                                INDIVIDUAL GRANTS                       VALUE AT ASSUMED
                                --------------------------------------------------      ANNUAL RATES OF
                                NUMBER OF     PERCENT OF                                  STOCK PRICE
                                SECURITIES   TOTAL OPTIONS                              APPRECIATION FOR
                                UNDERLYING    GRANTED TO     EXERCISE                    OPTION TERM(1)
                                 OPTIONS       EMPLOYEES      PRICE     EXPIRATION   ----------------------
             NAME                GRANTED        IN 1999       ($/SH)       DATE         5%          10%
             ----               ----------   -------------   --------   ----------   --------    ----------
D. Keith Grossman.............   120,000         11.3%        $8.250     05/18/09    $623,000    $1,578,000
Thomas E. Burnett, Jr.........    60,000          5.6          8.250     05/18/09     311,000       789,000
                                  10,000           .9          6.250     11/22/09      39,000       100,000
David J. Farrar...............    60,000          5.6          8.250     05/18/09     311,000       789,000
Cheryl D. Hess................    60,000          5.6          8.250     05/18/09     311,000       789,000
Donald A. Middlebrook.........    60,000          5.6          8.250     05/18/09     311,000       789,000

---------------
(1) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent our estimate or projection of the future Common Stock price.

OPTION EXERCISES AND HOLDINGS

     The following table sets forth the certain information regarding the value of exercised options and unexercised stock options held by each of the Named Executive Officers at 1999 year-end.

                1999 OPTION EXERCISES AND YEAR-END OPTION VALUES

                                                             NUMBER OF SECURITIES
                                                                  UNDERLYING               VALUE OF UNEXERCISED
                                                            UNEXERCISED OPTIONS AT        IN-THE-MONEY OPTIONS AT
                             SHARES                           FISCAL YEAR END(2)            FISCAL YEAR END(3)
                           ACQUIRED ON       VALUE        ---------------------------   ---------------------------
          NAME             EXERCISE(#)   REALIZED($)(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
          ----             -----------   --------------   -----------   -------------   -----------   -------------
D. Keith Grossman........        --              --         233,333        320,000      $1,078,644     $1,040,938
Thomas E. Burnett, Jr....        --              --          78,125        144,375         135,547        356,641
David J. Farrar..........     9,134         $50,629          68,958        119,375         377,394        321,641
Cheryl D. Hess...........    10,000          45,000          23,125        119,375          91,797        321,641
Donald A. Middlebrook....        --              --          78,125        134,375         135,547        321,641

---------------
(1) Value realized is based on the fair market value of our stock on the date of exercise (the closing sales price reported on the Nasdaq National Market) minus the exercise price, and does not necessarily indicate that the optionee sold such stock.

(2) Options vest over periods of four years from the date of the grant.

(3) Represents the difference between the option exercise price and the closing price of our stock as reported on the Nasdaq National Market at 1999 year-end.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     During 1999, management compensation issues were reviewed by the Compensation and Option Committee which consisted of Messrs. Holbrook, Mulvena and Dr. Hill. The function of the Compensation and Option Committee is to review and recommend management compensation to the Board. The Compensation and Option Committee met three times in 1999.

     We believe that our ability to achieve the objectives of obtaining regulatory approval for and commercializing our circulatory support and graft products, and becoming profitable, is dependent largely upon our ability to recruit and retain qualified executives with substantive experience in the development, regulatory approval, manufacture, marketing and sale of new medical devices. We are competing for experienced executives within the San Francisco Bay Area, where over 100 biotechnology/biomedical/pharmaceutical companies are located.

     We have a policy designed to control the base salaries of our executives while providing sufficient incentives to attract and retain qualified personnel. In accordance with this policy, we strive to set executive base salaries by considering relative contribution of the position to achievement of our Company's goals and objectives, "market value" as defined by salaries of executives within the Bay Area with comparable experience in similar positions, and job-related responsibilities with respect to size of budget, number of subordinates and scope of activities. In general, we strive to set base salaries of new executives at market, which is defined as the average base salary of incumbents in comparable positions, and use our 1993, 1996 and 1997 Stock Option Plans to facilitate recruiting and to retain qualified executives by providing long-term incentives. Typically, new executives are granted stock options as part of their initial employment package.

     During 1993, the Internal Revenue Code of 1986 was amended to include a provision that denies a deduction to publicly held corporations for compensation paid to "covered employees" (defined as the chief executive officer and the next four most highly compensated officers as of the end of the taxable year) to the extent that compensation paid to any "covered employee" exceeds $1 million in any taxable year of the corporation beginning after 1993. Certain "performance-based" compensation qualified for an exemption from the limits on deductions. It is our policy to attempt to qualify compensation paid to our top executives for deductibility in order to maximize our income tax deductions, to the extent that so qualifying the compensation is consistent with our fundamental compensation policies. Based upon the Internal Revenue Service's proposed regulations and compensation paid to our "covered employees" for the 1999 tax year, all compensation paid by our Company in 1999 to such covered employees was deductible to our Company.

     Stock Options. We have determined that stock options are an important incentive for attracting and retaining qualified personnel, including executive-level personnel.

     Corporate Performance Criteria. Management presents to us a set of corporate goals for a succeeding period, generally ranging from 12 to 18 months, as part of the annual plan and budget process. These goals establish benchmarks for assessing overall corporate performance. Given the dynamic nature of the new medical device development process, progress toward the achievement of corporate goals is reviewed with us periodically together with a description of any change in circumstances that management believes may warrant an update to or revisions of these goals. The principal corporate goals for 1999 were to achieve revenue and net income targets, complete the second phase of the Company's relocation into new corporate headquarters in Pleasanton, successfully launch a new product in Europe, and complete several clinical trials and regulatory submissions.

     Periodic Salary Adjustments. Generally, executive salaries are reviewed annually, and salary adjustments may be awarded on the basis of increased responsibilities of individual executives over a period of time or the outstanding performance of individual executives as exhibited by consistently high standards in the execution of established duties, as described by the Chief Executive Officer to the Board. Company performance as a whole is a major consideration in our decision to award any salary increases and, to a lesser extent, we also consider general economic conditions and trends. The January 2000 review date was moved forward to November 1999 in response to market value evaluations performed by us during the year. The base salaries of our Company executives were increased by eight to twelve percent in November 1999, based on performance and execution of duties. In addition to the November increase Mr. Burnett received a promotional increase of 10.8% in December 1999.

     Chief Executive Officer. Generally, the nonemployee members of the Board meet with the Chief Executive Officer to discuss the performance of the other executive officers and of our Company as a whole. The nonemployee members of the Board then meet in the absence of the Chief Executive Officer to discuss the performance of the Chief Executive Officer. Based on his leadership and achievements of key strategic and regulatory objectives for the year, including the successful completion of our Company's relocation to Pleasanton, Mr. Grossman's base salary was increased twelve percent in November 1999. In addition, based on achievement of certain bonus-related objectives such as the corporate goals mentioned above, Mr. Grossman was awarded a bonus of $107,569 for the 1999 year.

     In January 2000, we entered into a four-year employment agreement with Mr. Grossman. This employment agreement provides for, among other provisions, a minimum base salary, an annual bonus based upon performance, and a severance package.

     Summary. We believe that we have established a program for compensation of our executives which is fair and which aligns the financial incentives for executives with the interests of our shareholders.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1999, no executive officer of our Company served on the board of directors or compensation committee of another company that had an executive officer serve on our Company's Board of Directors or our Compensation and Option Committee.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires our directors and executive officers, and persons who own more than ten percent of a registered class of our Company's equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the Securities and Exchange Commission and the National Association of Securities Dealers. Such officers, directors and ten percent shareholders are also required by Securities and Exchange Commission rules to furnish our Company with copies of all Section 16(a) forms that they file.

     Based solely on our review of copies of such reports received or written representations from certain reporting persons, we believe that, during 1999, there has been no failure by any of our officers, directors or ten percent shareholders to file on a timely basis any reports required by Section 16(a).

STOCK PRICE PERFORMANCE GRAPH

     The Securities and Exchange Commission requires that we include in this proxy statement a line-graph representation comparing five-year, cumulative shareholder returns for our Common Stock with a broad-based market index and either a nationally recognized industry standard or an index of peer companies selected by us.

     The following line graph illustrates a five-year comparison of the cumulative total shareholder return on our Common Stock against the cumulative total return of The Nasdaq Stock Market (U.S.) Index and the Peer Group Index, assuming $100 invested in our Common Stock and the two indexes on December 31, 1994.

     In this Proxy Statement we compare the return on our Common Stock to the Nasdaq Stock Market Index (U.S. Companies only) and the Peer Group Index. Our Company is included in the Nasdaq Stock Market Index (U.S. Companies only) and is similar in size and stage of commercialization as the other companies in the Peer Group.

     The Peer Group Index consists of the following 15 Nasdaq companies:
Abiomed, Inc., Advanced Neuromodulation Systems, Inc. (formerly Quest Medical, Inc.), Angeion Corporation, Arrow International, Inc., Atrion Corporation, Bio-Vascular, Inc., Cardiotech International, Inc., Datascope Corp., Eclipse Surgical Technologies, Inc., Fusion Medical Technologies, Inc., Gish Biomedical, Inc., Heartport, Inc., Innerdyne, Inc., Possis Medical, Inc., and Thermo Cardiosystems Inc. General Surgical Innovations was acquired by US Surgical, a division of Tyco International Limited, and CardioThoracic Systems, Inc. was acquired by Guidant Corporation. Both of these companies have been removed from the Peer Group as their successor companies are not of similar size with our Company.

                  COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
                    AMONG THORATEC LABORATORIES CORPORATION
                      THE NASDAQ STOCK MARKET (U.S.) INDEX
                            AND THE PEER GROUP INDEX

                                                  THORATEC LABORATORIES                                   NASDAQ STOCK MARKET -
                                                       CORPORATION                 PEER GROUP                      US
                                                  ---------------------            ----------             ---------------------
12/94                                                      100                         100                         100
12/95                                                      229                         211                         141
12/96                                                      145                         147                         174
12/97                                                      101                         142                         213
12/98                                                      109                          88                         300
12/99                                                      149                         103                         542

---------------
* $100 Invested on December 31, 1994 in stock or index including reinvestment of dividends. Fiscal year ending December 31.

                              INDEPENDENT AUDITORS

     The Board has selected Deloitte & Touche LLP as independent auditors to audit our financial statements for the 2000 fiscal year. Deloitte & Touche LLP has been engaged as our auditors since our inception in 1976. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. The representatives of Deloitte & Touche LLP also will be available to respond to questions raised during the meeting.

                              SHAREHOLDER PROPOSAL

     Proposals of our shareholders which are intended to be presented at our 2001 meeting of shareholders must be received by the Secretary of our Company no later than December 15, 2000 in order to be included in the proxy soliciting material relating to that meeting.

                                 OTHER MATTERS

     We know of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the Board may recommend.

                                          THE BOARD OF DIRECTORS

Dated: April 11, 2000

                       THORATEC LABORATORIES CORPORATION
            THIS PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
           ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 12, 2000

The undersigned, revoking all prior proxies, hereby appoint(s) D. Keith Grossman and Cheryl D. Hess, and each of them, each with the power of substitution and revocation, to represent the undersigned, with all powers which the undersigned would possess if personally present, and to vote as set forth below all shares of stock of THORATEC LABORATORIES CORPORATION (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to be held at the Company's headquarters at 6035 Stoneridge Drive, Pleasanton, California 94588, on Friday, May 12, 2000 at 9:30 a.m., and at any postponements or adjournments of that meeting, and in their direction to vote upon any other business that may properly come before the meeting.



                                                            SEE REVERSE
                                                              SIDE

[X] PLEASE MARK YOUR
    VOTES AS IN THIS
    EXAMPLE

1.  ELECTION OF DIRECTORS

          FOR                                        TO ELECT AS DIRECTORS:
      all nominees               WITHHOLD            Howard E. Chase, J. Daniel Cole.
listed at right (except      authority to vote       D. Keith Grossman, J. Donald Hill,
  as indicated below)       (as to all nominees)     William M. Hitchcock, George W. Holbrook, Jr.,
         [ ]                       [ ]               and Daniel M. Mulvena

TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME ON THE LINE BELOW.


--------------------------------------------


                        THIS PROXY WILL BE VOTED AS SPECIFIED OR, IF NO CHOICE IS SPECIFIED, WILL BE VOTED FOR EACH OF THE PROPOSALS SPECIFIED HEREIN. THIS PROXY MAY BE REVOKED BY THE UNDERSIGNED BY ANY OF THE MEANS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME PRIOR TO THE TIME IT IS VOTED.

                         _______________ Shares of Common Stock


SIGNATURE(S)                                    DATED
            -----------------------------------       -------------------
Printed name of Shareholder
                           ----------------------------------------------
Title (if Shareholder is not an individual)
                                           ------------------------------

PLEASE SIGN EXACTLY AS YOUR NAME APPEARS ON THE STOCK RECORDS OF THE COMPANY, IF ACTING AS AN ATTORNEY, EXECUTOR, TRUSTEE, OR IN OTHER REPRESENTATIVE CAPACITY, SIGN NAME AND TITLE, IF SHARES ARE HELD JOINTLY, EACH HOLDER SHOULD SIGN.